UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 30, 2004

Pennsylvania Real Estate Investment Trust
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation or Organization)	File Number)	Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania	19102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03       Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

In a Current Report on Form 8-K filed on October 20, 2004, Pennsylvania Real Estate Investment Trust (“PREIT” or the “Company”) disclosed that on October 14, 2004, it had entered into a Purchase and Sale Agreement with The Prudential Insurance Company of America and Colonial Realty Limited Partnership, as tenants in common, to purchase the Orlando Fashion Square mall for approximately $123.5 million. On December 1, 2004, the Company completed this acquisition.

On November 30, 2004, in order to finance the acquisition of the Orlando Fashion Square mall, PREIT borrowed an additional $123.0 million under its $500 million unsecured revolving Credit Facility (the “Credit Facility”). The Credit Facility contains an option to increase the Credit Facility to $650 million under prescribed conditions. The Credit Facility bears interest at a rate between 1.5% and 2.5% per annum over LIBOR based on the Company’s leverage. The availability of funds under the Credit Facility is subject to the Company’s compliance with financial and other covenants and agreements, which are summarized in both the Company’s Current Report on Form 8-K filed on December 4, 2003 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed on November 9, 2004. The Credit Facility, which was established on November 20, 2003, has a term of three years, with an additional one year extension, provided that there is no event of default at that time. After the borrowing on November 30, 2004, and after a recent replacement of a mortgage on one mall with an additional borrowing under the Credit Facility of approximately $30.0 million, there was a total of $265.0 million outstanding under the Credit Facility, with interest rates on amounts outstanding ranging from 3.74% to 3.96% per annum.

Under the Credit Facility, the Company must repay the entire principal amount outstanding at the end of the term, which is November 20, 2006, unless the term is extended in accordance with the provisions of the Credit Facility. The Company may prepay any revolving loan at any time without premium or penalty. Accrued and unpaid interest on the outstanding principal amount under the Credit Facility is payable monthly, and any unpaid amount is payable at the end of the term. There is an unused facility fee on the amount by which the aggregate of the lenders’ commitments exceeds the Company’s revolving loans and letter of credit liabilities. The Credit Facility contains some lender yield protection provisions related to LIBOR loans. PREIT Associates, L.P., the Company’s operating partnership, and certain of its subsidiaries are guarantors of the obligations arising under the Credit Facility.

The Credit Facility includes typical and customary events of default for credit facilities of this size and type, including, without limitation, a payment default, a default in performance of certain covenants, a default on any other indebtedness with more than $10 million in aggregate principal outstanding (or $80 million or more in the case of nonrecourse indebtedness), a change of control, a change of management, and other typical and customary events. Upon the expiration of any applicable cure period following an event of default, the lenders may declare all obligations of the Company in connection with the Credit Facility immediately due and payable, and the commitments of the lenders to make further loans under the Credit Facility will terminate. Upon the occurrence of a voluntary or involuntary bankruptcy proceeding of the Company, PREIT Associates, L.P. or any material subsidiary, all outstanding amounts will automatically become immediately due and payable and the commitments of the lenders to make further loans will automatically terminate.

The credit facility was filed as Exhibit 10.1 to PREIT’s Current Report on Form 8-K filed on December 4, 2003.

This report contains certain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. These forward-looking statements reflect PREIT’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. PREIT does not intend to and disclaims any duty or obligation to update or revise any forward-looking statements set forth in this report to reflect new information, future events or otherwise. Investors are directed to consider the risks and uncertainties discussed in other documents PREIT has filed with the Securities and Exchange Commission and, in particular, PREIT’s Annual Report on Form 10-K for the year ended December 31, 2003.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: December 6, 2004	By:	/s/ Jonathan Weller
Jonathan Weller Vice Chairman